Exhibit 10.15
PROASSURANCE CORPORATION
2011 EMPLOYEE STOCK OWNERSHIP PLAN
     1. Purpose of the Plan. ProAssurance Corporation (the “Company”) has adopted the ProAssurance 2008 Equity Compensation Plan (the “2008 Equity Plan”) to further corporate profitability and growth in value of its shares of common stock (“Common Stock”) by offering proprietary interests in the Company to officers, directors and employees of the Company and its Subsidiaries (as defined in the 2008 Equity Plan) who will be largely responsible for such growth. The Board of Directors of the Company has established the Company’s 2010 Employee Stock Ownership Plan (the “Plan”) under the 2008 Equity Plan to provide employees and directors of the Company and its subsidiaries an opportunity and an incentive to purchase shares of Common Stock by allowing them to apply contributions made to the Plan principally in the form of payroll deductions toward the purchase shares of Common Stock and by granting matching Restricted Stock Units (as defined in the 2008 Equity Plan) with respect to the shares of Common Stock purchased with contributions to the Plan (up to a designated amount).
     2. Definitions.
          (a) Reference is made to the definitions set forth in Section 2 of the 2008 Equity Plan, which are incorporated herein by this reference. Unless otherwise specifically defined in this Plan, capitalized terms shall have the meanings attributable to them under the 2008 Equity Plan.
          (b) For purposes of this Plan, the following terms shall have the meanings herein set forth:
          (i) “Account” shall mean the bookkeeping accounts established and maintained by the Committee for each Participant and the Corporation in accordance with Section 8 below.
          (ii) “Agent” shall mean any independent agent appointed by the Committee to assist it in the administration of the Plan as herein provided. Any reference to the Committee or the Company shall be deemed to include the Agent to the extent that the Committee has engaged the Agent to perform the obligations of the Committee or the Company hereunder.
          (iii) “Cash Deposit” shall mean the amount deducted from the pay of a Participant, or deposited by a Participant in accordance with any other method of deposit approved by the Committee, in each case for the purpose of purchasing shares of Common Stock under the Plan.
          (iv) “Effective Date” shall mean the effective date of this plan which is January 1, 2011.
          (v) “Executive Officer” shall mean an officer of the Company under the definition of “officer” in Rule 16a-1(f) of the regulations promulgated by the SEC under the 1934 Act.

          (vi) “Grant” shall mean a grant of Restricted Stock Unit(s) made by the Company to a Participant in accordance with the terms of the Plan.
          (vii) “Grant Date” shall mean the date the Grant Unit is issued to a Participant pursuant to Section 7(a) of this Plan, e.g. the Grant Date is the same date as the Purchase Date for the matching Participant Share with respect to which the Grant Unit is issued.
          (viii) “Grant Units” shall mean the Restricted Stock Units awarded to a Participant pursuant to a Grant made to such Participant.
          (ix) “Participant” shall mean an Employee (as defined in the 2008 Equity Plan) or Director (as defined in the 2008 Equity Plan) who is eligible and has elected to participate in the Plan in accordance with its terms.
          (x) “Participant Shares” shall mean the shares of Common Stock purchased for the Account of a Participant with his or her Cash Deposits.
          (xi) “Participating Employer” shall mean the Company and each Subsidiary which the Committee authorizes to participate in the Plan, which include without limitation those Subsidiaries specified in Section 17 hereof. Subsidiary is defined under the 2008 Equity Plan to include all direct and indirect 80% subsidiaries.
          (xii) “Participation Date” shall mean each October 1 occurring on or after the Effective Date and during the continuance of the Plan; provided, however, that if such date is not a business day, the Participation Date will be the next business day.
          (xiii) “Participation Period” shall mean each twelve (12) month period commencing on a Participation Date, except that the initial Participation Period shall be the nine month period commencing on the Effective Date.
          (xiv) “Plan” shall mean this ProAssurance Corporation 2010 Stock Purchase Plan, as the same may from time to time be amended.
          (xv) “Purchase Date” shall mean October 3 immediately following the end of each Participation Period; provided that if such date is not a business day, the Purchase Date shall be the next business day.
          (xvi) “Restricted Period” shall mean with respect to a Grant Unit the three (3) year period commencing on the Grant Date of the Grant Unit.
     3. Source of Shares. The Participant Shares purchased under the Plan shall be deemed to be Other Stock-Based Awards (as defined in the 2008 Equity Plan), and the Grant Units to be issued in accordance with the Plan shall be deemed to be Restricted Stock Units (as defined in the 2008 Equity Plan). The shares of Common Stock to be purchased and issued with respect to the foregoing (all of which shall be deemed to be Awards under the 2008 Equity Plan) shall be issued from the Shares (as defined in the 2008 Equity Plan) reserved and available for issuance under Section 4(a) of the 2008 Equity Plan. The number of Shares reserved and available for issuance under the 2008 Equity Plan shall be reduced by the sum of the number of Shares delivered to Participants as Participant Shares purchased under the Plan and the number of Shares delivered to Participants in respect to the Grant Units awarded under the Plan. If any Grant Unit is cancelled or forfeited for any reason without delivery of Shares, the Shares subject to such Grant Unit shall thereafter again be available for an Award pursuant to the 2008 Equity Plan. Whenever Shares are retained or received by the Company in connection with the payment of Grant Units, only the net number of Shares actually issued to or for the benefit of the Participant shall be counted against the limit in Section 4(a) of the 2008 Equity Plan and Shares retained or received by the Company shall be treated in the same manner as Shares subject to canceled or forfeited awards.
     4. Administration. The Committee (as defined in the 2008 Equity Plan) will be responsible for the administration of the Plan including, without limitation, the determination of the eligibility of Employees to participate in the Plan, the collection of Cash Deposits from Participants, the making of Grants, the purchase of Shares, and the allocation of Shares to the Accounts of Participants, and the maintenance of Account records. The Committee shall also have the right to interpret the Plan and its determinations shall be conclusive and binding on all parties. To assist it in the administration of the Plan, the Committee may appoint one or more officers, employees or agents of the Company to perform any or all of the functions of the Committee. To assist it in the administration of the Plan, the Committee may appoint one or more Agents to perform any or all of the functions of the Company or the Committee. The Company shall pay the expenses of the Plan, including without limitation, the expenses of the Committee in the administration of the Plan.
     5. Eligibility. An Employee or Director will become eligible to participate in the Plan in accordance with the following:
          (a) Any Employee who completes at least six (6) months of service with one or more Participating Employers and any Director who serves on the Board of Directors of ProAssurance or one or more Participating Employers for at least six (6) months will be eligible to participate in the Plan commencing with the first day of any Participation Period thereafter, provided that he is in the active service of the Participating Employer or on an approved leave of absence on such date.
          (b) No Employee or Director can participate in the Plan if such Employee or Director, at any time immediately after Shares are purchased under the Plan for his or her Account, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company. For purposes of determining the stock ownership percentage of an Employee and Director: (i) the Employee or the Director shall be considered as owning the stock owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors, and lineal descendants; and (ii) stock owned, directly or indirectly, by or for a corporation, partnership, estate, or trust, shall be considered as being owned proportionately by or for its shareholders, partners, and beneficiaries.
          (c) If a Participant elects to stop making Cash Deposits during a Participation Period, such Participant must wait until the next Participation Period to reenroll in the Plan. Unless the Cash Deposits are sooner withdrawn from the Participant’s Cash Subaccount in accordance with Section 11(a) hereof, the Cash Deposits in such Participant’s Cash Subaccount will be applied to the purchase of Participant Shares on the next Purchase Date.
          (d) As a condition to participation in the Plan, the Committee may at any time require each new and current Participant to establish one or more investment brokerage accounts with the Agent or if there is no Agent, with a licensed broker dealer selected by the Committee. The Committee shall have the authority to act on behalf of the Plan and the Participants in establishing the terms and conditions for maintenance of the brokerage accounts and the execution of transactions in connection therewith.
     6. Method of Participation.
          (a) An Employee or Director who is or will be eligible to participate in the Plan at the commencement of a Participation Period may elect to participate in the Plan during such Participation Period by executing and filing with the Company a written enrollment form (in such form as may be prescribed by the Committee from time to time) at least thirty (30) days prior to the commencement of such Participation Period, except that the enrollment for the initial Participation Period must be completed by January 1, 2011. The enrollment form shall reflect the dollar amount that such Participant desires to be deducted from his compensation as a Cash Deposit to the Plan during the Participation Period which amount will be deducted from the Participant’s compensation each payroll period during such Participation Period; provided that the total Cash Deposits made by a Participant and used to purchase Participant Shares for his or her Account in any Participation Period may not exceed $5000; and provided further that the payroll deductions are subject to a minimum rate of $20.00 per payroll period. The Company shall hold the Cash Deposits for the benefit of the Participants until applied toward the purchase of Shares pursuant to Section 6(b) below unless sooner withdrawn as provided in Section 11 hereof. A Participant may elect to modify or terminate his or her election to make Cash Deposits during a Participation Period at any time by delivery of written notice to the Company in which event the modification or termination shall be effective for the payroll period beginning not sooner than the ten (10) days after delivery of the notice unless a later date is designated by the Participant. In the event a Participant elects to terminate his or her participation in the Plan, the Participant will not be eligible to make Cash Deposits to the Plan from the effective date of such termination to beginning of the next Participation Period.
          (b) On each Purchase Date, the Company will apply Cash Deposits credited to the Accounts of Participants toward the purchase of Shares in accordance with the following. The purchase price for each Share shall be the Fair Market Value (as defined in the 2008 Equity Plan) of a Share on the Purchase Date. The Company shall purchase for each Account the number of whole Shares that can be purchased using the cash in the Account on the Purchase Date. Any cash not applied toward the purchase of the Shares shall remain credited to the Account and applied to the purchase of Shares on the next Purchase Date unless sooner withdrawn by the Participant or refunded to the Participant at the direction of the Committee. The Shares purchased for the Accounts of Participants shall be issued in book entry form to such nominee as the Committee may select to hold the Shares for the account of the Participant; the Company shall credit each Account with the number of Shares purchased for the Account, and the Shares credited to the Accounts shall be held for the benefit of the Participants in accordance with Section 12(f) hereof.

     7. Grants from the Company.
          (a) The Company shall make matching grants of Grant Units with respect to the Shares purchased for Participants on each Purchase Date on the terms and conditions hereinafter set forth. Grant Units will be issued as Restricted Stock Units under the 2008 Equity Plan. The Company shall grant to each Participant one Grant Unit for each Share purchased for the Account of the Participant on the Purchase Date in accordance with Section 6 hereof. Each Unit shall be equal in value to one share of Common Stock. Each Grant Unit granted to a Participant will be credited to the Account of the Participant as of the Grant Date and will be payable to the Participant as herein provided.
          (b) Each Grant Unit shall become fully vested and payable as herein provided three years after its Grant Date unless the Grant Units become sooner vested and payable in accordance with the terms of this Plan.
          (c) A Grant Unit allocated to a Participant shall become fully vested and shall not be subject to forfeiture upon the occurrence of the sooner of the following:
          (i) The Participant has been an Employee of a Participating Employer continuously for a period of three years from the Grant Date of the Grant Unit; or
          (ii) The Termination (as defined in the 2008 Equity Plan) of the Participant by reason of (A) the Disability (as defined in the 2008 Equity Plan) of the Participant; or (B) the death of the Participant; or
          (iii) The Change of Control (as defined in the 2008 Equity Plan) of the Company.
          (d) If not sooner vested under Section 7(c) above, Grant Units allocated to a Participant shall become partially vested upon the Termination of a Participant in accordance with the following formula:
          (i) For unvested Grant Units with a Grant Date that is less than twelve (12) months before the date of Termination, all of such Grant Units shall be cancelled and forfeited and the rights of the Participant with respect to the cancelled Grant Units shall terminate.
          (ii) For unvested Grant Units with a Grant Date that is twelve (12) months or more before the date of Termination, the number of Grant Units granted on such Grant Date that shall become vested will be determined by multiplying the Grant Units granted on the Grant Date by a fraction in which the numerator is the number of days that the Participant was an Employee during the three years after the Grant Date and the denominator is 1095 days with the result to be truncated into whole Grant Units. The Grant Units that do not become vested hereunder shall be cancelled and all rights of the Participants with respect to such cancelled Grant Units shall forthwith terminate.

     8. Accounts. The Committee shall establish and maintain the following Accounts under the Plan. The Committee and the Company are authorized to use and share information with any Agent engaged to administer all or part of the Plan.
          (a) All Cash Deposits and shares of Common Stock purchased with the Cash Deposits shall be reflected in the following accounts to be established and maintained in the name of each Participant:
          (i) All Cash Deposits shall be credited to the Cash Account maintained for such Participant until applied to the purchase of Common Stock as provided in Section 6(b) hereof or withdrawn by the Participant. No interest shall be payable on the Cash Deposits.
          (ii) All shares of Common Stock purchased with funds from the Cash Account of such Participant shall be credited to the Participant Shares Account maintained for such Participant until distributed to or withdrawn by the Participant.
          (b) Until fully vested, the number of unvested Grant Units held for each Participant shall be credited to a Grant Units Account maintained for each Participant.
          (c) The Committee may from time to time establish such other or Substitute Accounts as it deems appropriate for the administration of the Plan.
          (d) Each Participant shall receive an annual report reflecting the following: (i) the amount of cash credited to the Participant’s Cash Account; (ii) the number of Participant Shares credited to the Participant’s Participant Share Account and the Purchase Dates for such Participant Shares; and (iii) the number of Grant Units credited to the Participant’s Grant Unit Account and the Grant Dates for such Grant Units. The Committee shall make reasonable effort to ensure that the Participants who are Executive Officers and Directors of the Company receive the notice within one (1) business day of the purchase of the Shares, and the grant of Grant Units, allocated to the Accounts of the Participant.
     9. Payment of Grant Units .
          (a) The Grant Units shall be payable in Shares except that the Committee may provide for federal and state withholding taxes in accordance with the following. The Committee may, in its discretion, elect either (i) to withhold such number of Shares as may be necessary to generate funds to pay federal and state withholding taxes or (ii) to pay the Grant Units partly in Shares and partly in cash, with the cash portion being approximately equal to the amount of federal, state and local taxes which the Participant’s employer is required to withhold on account of such payment. In the event the Committee elects to pay the Grant Units partly in cash, the number of Shares to be paid with respect to a Grant Unit shall be determined by dividing the Fair Market Value of a Share on the Vesting date into an amount equal to the Fair Market Value of all vested Shares payable with respect to the vested Grant Units less the the cash applied to withholding taxes; provided that any fractional shares resulting from such determination shall be payable in cash based on the Fair Market Value of a Share on the vesting date.

          (b) The net Shares payable in respect to vested Grant Units and the Participant Shares purchased on the Grant Date of such Grant Units shall be delivered to the Participants promptly after vesting of the Grant Units, but not later than the end of the 2-1/2 Month Period (as defined in the 2008 Equity Plan). The method of delivery of the Shares shall be in accordance with the directions of the Committee.
     10. Withdrawal from the Accounts
          (a) A Participant may at any time prior to the Purchase Date withdraw all of the Cash Deposits then reflected in the Cash Account maintained for such Participant A Participant shall have no right to withdraw less than all of the cash in the Cash Account at the time of withdrawal.
          (b) A Participant may at any time withdraw the Shares reflected in the Participant Shares Account maintained for such Participant; provided that the Participant must withdraw not less than all of the Participant Shares purchased for his or her Account on the same Purchase Date; and provided further that except that no Executive Officer or Director may withdraw Participant Shares prior to the expiration six (6) months after the purchase of such Participant Shares with Cash Deposits made by the Executive Officer or Director.
          (d) In the event that a Participant withdraws his or her Participant Shares, the Shares subject to withdrawal shall be taken from the Shares that have been credited to the Participant Shares Account for the longest period of time. The withdrawal of any shares of Common Stock from a Participant’s Participant Shares Account shall be subject to the provisions of Section 11(b) hereof.
     11. Forfeiture of Grant Units.
          (a) In the event of the Termination of a Participant, then, unless the Committee shall otherwise determine in its sole discretion, any Shares subject to Grant Units that that do not become vested pursuant to Section 7(c) or Section 7(d) hereof shall be forfeited and cancelled as of the date of Termination.
          (b) In the event that a Participant withdraws Shares from his or her Participant Shares Account, any unvested Grant Units that were granted on the Purchase Date of the Shares so withdrawn shall be forfeited and cancelled as of the date of withdrawal.
     12. Beneficial Ownership of the Shares held in the Accounts.
          (a) A Participant will be the beneficial owner of any Participant Shares held for the Account of the Participant under the Plan. The Corporation shall have no right to sell or withdraw the shares of Common Stock held in the Participant Shares Accounts.
          (b) The Participants will have the right to direct the Company as to the voting of Participant Shares held in their respective Participant Shares Accounts and that are entitled to vote at any meeting of the shareholders of the Corporation and will receive all communications addressed by the Company to its shareholders.

          (c) All cash dividends, stock dividends or stock splits paid with respect to Participant Shares shall be credited to the Participant Shares Account.
          (d) Participants will not be entitled to receive any dividends or dividend equivalents on Grant Units unless specifically provided for at the time of dividend; shall not have any voting or other rights of a stockholder of the Company with respect to Grant Units, and shall not have any interest in or right to receive Shares prior to the time the Committee determines whether the payment of Grant Units will be made solely in Shares or in Shares and cash in accordance with the Plan.
          (e) If the Company shall offer any subscription rights to its shareholders, the Committee shall to the extent it is able provide to each Participant who then has Shares allocated to his or her Participant Shares Account the right to exercise, sell, or assign, in accordance with the terms thereof, all subscription rights issued with respect to the shares in his or her Participant Shares Account and to receive any shares subscribed for free and clear of any restrictions under the Plan.
          (f) Any Shares of Common Stock registered in the name of the Company and held for the Accounts of Participants shall be held in trust for the Participants as the beneficial owners of such Shares. The Company shall have no interest in the Shares in the Accounts and shall have no right to sell or dispose of the Shares other than as expressly provided herein.
     13. Rights not Transferable. No Participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either his right to participate in the Plan or his interest in any Shares being held by the Company for the Account of a Participant prior to the withdrawal or distribution thereof as herein contemplated. Except as otherwise provided by law, the right and interest of a Participant under the Plan shall not be liable for or subject to the debts, contracts or liabilities of such Participant.
     14. Termination or Amendment of Plan. The Company reserves the right to amend, modify, suspend, or terminate the Plan at any time without notice, provided that no such amendment, modification, suspension, or termination shall adversely affect, without the Participant’s written consent, any Shares or Grant Units credited to the Account of the Participant. If at any time the Committee determines that the Plan or any Awards hereunder may be subject to Code Section 409A, the Committee shall have the right, in its sole discretion, to amend the Plan or the terms of the Grant Units to be exempt from the requirements of Code Section 409A or to satisfy the requirements of Code Section 409A, including by adding conditions with respect to the vesting and/or payment of said Grant Units.
     15. Interpretation. This Plan is subject to the terms, conditions and definitions as set forth in the 2008 Equity Plan. The Participant Shares and Grant Units are to be construed as Awards under the 2008 Plan. The Plan and the enrollment form (in such form as may be from time to time approved by the Committee) shall be deemed to be the Award Notice (as defined in the 2008 Equity Plan) with respect to the Awards (as defined in the 2008 Equity Plan) to Participants hereunder. Any determination or interpretation by the Committee under or pursuant to this Plan or the 2008 Equity Plan shall be final and conclusive on all persons affected thereby.

     16. No Right to Employment. Neither this Plan or any action taken hereunder shall be construed as giving any person the right to be retained as an Employee.
     17. Transition Provisions. The initial Participating Employers under the Plan are the Company and each of its Subsidiaries at November 23, 2010. Notwithstanding the provisions of Section 5(a) hereof, all persons who are Employees or Directors of Participating Employers on November 23, 2010, shall be eligible to participate in the Plan subject to the limitation set forth in Section 5(b) hereof.